Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-170504 on Form S-8 of our reports dated April 26, 2013, relating to the consolidated financial statements of Charm Communications Inc., its subsidiaries and its variable interest entities (“VIEs”) (collectively, the “Group”) (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph regarding the retrospective application of the authoritative guidance regarding the presentation of comprehensive income) and the effectiveness of the Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Charm Communications Inc. for the year ended December 31, 2012.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

April 26, 2013